                                                                    Exhibit 10.6


                              AMENDED AND RESTATED

                        LIMITED PARTNERSHIP AGREEMENT OF

                    INSIGHT COMMUNICATIONS OF KENTUCKY, L.P.

                                   DATED AS OF

                                 OCTOBER 1, 1999

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

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

ARTICLE 1   DEFINITIONS...............................................................     2
       1.1  Terms Defined in this Section.............................................     2
       1.2  Terms Defined Elsewhere in this Agreement.................................     7
       1.3  Terms Generally...........................................................     8

ARTICLE 2   FORMATION AND PURPOSE.....................................................     8
       2.1  Formation.................................................................     8
       2.2  Name                                                                           8
       2.3  Principal and Registered Office...........................................     9
       2.4  Term                                                                           9
       2.5  Purposes of Partnership...................................................     9
       2.6  Certificate...............................................................    11
       2.7  Addresses of the Partners.................................................    11
       2.8  Foreign Qualification.....................................................    11
       2.9  Tax Classification........................................................    11

ARTICLE 3   PARTNERSHIP CAPITAL.......................................................    12
       3.1  Contributions.............................................................    12
       3.2  Additional Capital Contributions..........................................    12
       3.3  Return of Contributions...................................................    12

ARTICLE 4   DISTRIBUTIONS; ALLOCATIONS OF PROFIT AND LOSS.............................    12
       4.1  Distributions of Cash.....................................................    12
       4.2  Allocations of Net Profit and Net Loss....................................    14
       4.3  Special Provisions Regarding Allocations of Profit and Loss...............    14
       4.4  Tax Allocations: Code Section 704(c)......................................    16
       4.5  Allocation in Event of Transfer...........................................    17
       4.6  Alternative Allocations...................................................    17

ARTICLE 5   AUTHORITY OF THE GENERAL PARTNER;OTHER MATTERS AFFECTING GENERAL PARTNER..    17
       5.1  Authority of General Partner..............................................    17
       5.2  No Personal Liability.....................................................    18
       5.3  Withdrawal of General Partner.............................................    18
       5.4  Tax Matters Partner.......................................................    18

ARTICLE 6   STATUS OF LIMITED PARTNER; OTHER LIMITATIONS ON PARTNERS..................    21
       6.1  No Management and Control.................................................    21
       6.2  Limited Liability.........................................................    21
       6.3  Return of Distributions of Capital........................................    21
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                                      -i-
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
       6.4  Specific Limitations......................................................    21

ARTICLE 7   TRANSFER OF PARTNERSHIP INTERESTS.........................................    22
       7.1  Transferees...............................................................    22
       7.2  Other Consents and Requirements...........................................    23
       7.3  Assignment Not In Compliance..............................................    23
       7.4  Division of Partnership Interests.........................................    23
       7.5  Pledge of Partnership Interests...........................................    23

ARTICLE 8   DISSOLUTION AND LIQUIDATION OF PARTNERSHIP................................    24
       8.1  Events of Dissolution.....................................................    24
       8.2  Liquidation...............................................................    24
       8.3  Distribution in Kind......................................................    26
       8.4  No Action for Dissolution.................................................    26
       8.5  No Further Claim..........................................................    26

ARTICLE 9   INDEMNIFICATION...........................................................    26
       9.1  General...................................................................    26
       9.2  Exculpation...............................................................    27
       9.3  Persons Entitled to Indemnity.............................................    27
       9.4  Procedure Agreements......................................................    27

ARTICLE 10  BOOKS, RECORDS, ACCOUNTING, AND REPORTS...................................    28
      10.1  Books and Records.........................................................    28
      10.2  Delivery to Partner and Inspection........................................    28
      10.3  Tax Matters...............................................................    28
      10.4  Other Filings.............................................................    29
      10.5  Non-Disclosure............................................................    29

ARTICLE 11  REPRESENTATIONS BY THE PARTNERS...........................................    30
      11.1  Binding Agreement.........................................................    30
      11.2  Tax Position..............................................................    30

ARTICLE 12  AMENDMENTS AND WAIVERS....................................................    30
      12.1  Amendments to Operating Agreement.........................................    30
      12.2  Waivers...................................................................    30

ARTICLE 13  MISCELLANEOUS.............................................................    31
      13.1  Additional Documents......................................................    31
      13.2  Inspection................................................................    31
      13.3  General...................................................................    31
      13.4  Notices, Etc..............................................................    31
      13.5  Execution of Papers.......................................................    31
      13.6  Attorneys' Fees...........................................................    32
      13.7  No Third-Party Beneficiaries..............................................    32
      13.8  Headings..................................................................    32


SCHEDULES

Schedule I   Addresses of the Partners
Schedule II  Capital Accounts; Percentage Interest

                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                                       OF
                    INSIGHT COMMUNICATIONS OF KENTUCKY, L.P.


     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF INSIGHT COMMUNICATIONS OF KENTUCKY, L.P. (formerly known as InterMedia Partners Group VI, L.P.) is made and entered into as of October 1, 1999, by and between INSIGHT MIDWEST, L.P., a Delaware limited partnership (successor to InterMedia Capital Partners VI, L.P.), as general partner, and INSIGHT KENTUCKY CAPITAL, LLC, a Delaware limited liability company, as limited partner.

                                 RECITALS
                                 --------

     A. Pursuant to the Contribution and Formation Agreement dated as of April 18, 1999 (the "Contribution Agreement"), by and between Insight Communications Company L.P., a Delaware limited partnership ("Insight") and TCI of Indiana Holdings, LLC, a Colorado limited liability company ("TCI"), each of TCI and Insight contributed a 50% partnership interest in InterMedia Capital Partners VI, L.P., a Delaware limited partnership ("ICP-VI") to Insight Midwest, L.P. As a result of such contributions, ICP-VI was dissolved by virtue of Insight Midwest, L.P.'s ownership of 100% of the partnership interests in ICP-VI.

     B. Immediately prior to ICP-VI's dissolution, it was the sole general partner of the Partnership, which was formerly known as InterMedia Partners Group VI, L.P. Concurrently with the closing under the Contribution Agreement and the resulting dissolution of ICP-VI, Insight Midwest, L.P. became the sole general partner of the Partnership.

     C. Pursuant to the Contribution Agreement, Insight and TCI formed Insight Kentucky Capital, LLC (owned 50% by Insight and 50% by TCI), and Insight assigned its right to purchase a .001% limited partnership interest in the Partnership to Insight Kentucky Capital, LLC. Concurrently with the closing of the Contribution Agreement and the resulting dissolution of ICP-VI, Insight Kentucky Capital, LLC purchased such limited partnership interest, resulting in Insight Kentucky Capital, LLC becoming the sole limited partner of the Partnership.

     D. Concurrently with the closing under the Contribution Agreement, the parties hereto desire to amend and restate the Agreement of Limited Partnership of the Partnership dated as of October 30, 1997 in its entirety as set forth herein.

     NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

     1.1  Terms Defined in this Section.
          -----------------------------

     For purposes of this Agreement, the following terms shall have the following meanings (all terms used in this Agreement that are not defined in this Section 1.1 shall have the meanings set forth elsewhere in this Agreement as indicated in Section 1.2, except as otherwise provided in this Agreement):

     "Act" means the Delaware Revised Uniform Limited Partnership Act.

     "Adjusted Capital Account Deficit" means with respect to either Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after:

          (i) crediting to such Capital Account any amounts that such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (ii) debiting from such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
and 1.704-1(b)(2)(ii)(d)(6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition," the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock or other equity interests, by contract, or otherwise, and the terms "controlled by" and "under common control with" have meanings corresponding to the meaning of "control."

     "Agreement" means this Agreement, as it may be amended from time to time.

     "Business Day" means any day (other than a day that is a Saturday or Sunday) on which banks are permitted to be open for business in the State of New York.

     "Capital Account" means a separate account to be maintained for each Partner in accordance with the Code, which, subject to any contrary requirements of the Code, shall equal such Partner's initial Capital Account balance as of the date of this Agreement as provided in Section 3.1(a), increased by: (i)
the amount of money contributed by such Partner to the Partnership after the date of this Agreement, if any; (ii) the fair market value without regard to Code Section 7701(g) of property, if any, contributed by such Partner to the Partnership after the date of this Agreement (net of liabilities that are secured by such contributed property or that the Partnership or any other Partner is considered to assume or take subject to under Code Section 752); (iii) allocations to the Partner of Net Profit and items of income and gain pursuant to Article 4 that are made after the date of this Agreement; and (iv) other additions made in accordance with the Code; and decreased by (i) the amount of cash distributed to such Partner by the Partnership after the date of this Agreement; (ii) allocations to the Partner of Net Loss and items of loss and deduction pursuant to Article 4 that are made after the date of this Agreement; (iii) the fair market value without regard to Code Section 7701(g) of property distributed to such Partner by the Partnership after the date of this Agreement (net of liabilities that are secured by such distributed property or that such Partner is considered to assume or take subject to under Code Section 752); and (iv) other deductions made in accordance with the Code. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Code Section 704(b) and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     "Capital Contributions" means, with respect to either Partner, the amount of money and the net fair market value of property contributed by such Partner to the Partnership pursuant to this Agreement.

     "Certificate" means the certificate of limited partnership filed with respect to the Partnership pursuant to the Act.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, the Treasury Regulations.

     "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) or Treasury Regulations Section 1.704-3(d)(2), as applicable.

     "Fiscal Year" means the fiscal year of the Partnership, which shall be the calendar year.

     "General Partner" means Insight Midwest.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The Gross Asset Values of all assets of the Partnership shall be adjusted to equal their respective gross fair market values, as determined by the mutual agreement of the Partners, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property of the

Partnership as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Treasury Regulations
Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Partners determine by mutual agreement that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (ii) The Gross Asset Value of any asset of the Partnership distributed to either Partner shall be the gross fair market value of such asset on the date of distribution; and

          (iii) The Gross Asset Value of the assets of the Partnership shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and
Section 4.3(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (iv) to the extent that the Partners determine by mutual agreement that an adjustment pursuant to paragraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i) or (iii) of this definition, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

     "Insight Kentucky Capital" means Insight Kentucky Capital, LLC or any other Person that succeeds to its Partnership Interest and is admitted as a Partner in accordance with the provisions of this Agreement, provided that to the extent Insight Kentucky Capital, LLC transfers less than all of its Partnership Interest to any other Person(s) and such Person(s) is/are admitted as a Partner in accordance with the provisions of this Agreement, "Insight Kentucky Capital" shall refer to Insight Kentucky Capital, LLC and such other Person(s) collectively.

     "Insight Midwest" means Insight Midwest, L.P. or any other Person that succeeds to its Partnership Interest and is admitted as a Partner in accordance with the provisions of this Agreement, provided that to the extent Insight Midwest, L.P. transfers less than all of its Partnership Interest to any other Person(s) and such Person(s) is/are admitted as a Partner in accordance with the provisions of this Agreement, "Insight Midwest" shall refer to Insight Midwest, L.P. and such other Person(s) collectively.

     "Insight Midwest Partnership Agreement" means the Limited Partnership Agreement of Insight Midwest, L.P. dated as of October 1, 1999.

     "Limited Partner" means Insight Kentucky Capital.

     "Net Profit and Net Loss" means for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

          (ii) Code Section 705(a)(2)(B) expenditures of the Partnership that are not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such taxable income or loss;

          (iii) If the Gross Asset Value of any asset of the Partnership is adjusted pursuant to paragraph (i) or (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

          (iv) Gain or loss resulting from any disposition of property of the Partnership with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

          (vi) Notwithstanding anything to the contrary in the definition of the terms "Net Profit" and "Net Loss," any items that are specially allocated pursuant to Section 4.3 of this Agreement shall not be taken into account in computing Net Profit or Net Loss; and

          (vii) For purposes of this Agreement, any deduction for a loss on a sale or exchange of property of the Partnership that is disallowed to the Partnership under Code Section 267(a)(1) or Code Section 707(b) shall be treated as a Code Section 705(a)(2)(B) expenditure.

     "Nonrecourse Deductions" means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities of the Partnership. The amount of Nonrecourse Deductions shall be determined pursuant to Treasury Regulations Section 1.704-2(c), which provides generally that the amount of Nonrecourse Deductions for a Fiscal Year shall equal the net increase, if any, in Partnership Minimum Gain during that Fiscal Year, reduced (but not below zero) by the aggregate distributions made during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain.

     "Nonrecourse Liability" has the meaning set forth in Treasury Regulations
Section 1.752-1(a)(2).

     "Partner" means each of the signatories hereto in their respective capacities as partners of the Partnership, and any additional Person that is admitted as a partner in accordance with the provisions of this Agreement.

     "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4), which generally defines "Partner Nonrecourse Debt" as any Partnership liability to the extent such liability is nonrecourse and a Partner (or related Person) bears the economic risk of loss pursuant to Treasury Regulations Section 1.752-2.

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), which generally defines "Partner Nonrecourse Debt Minimum Gain" as the Partnership Minimum Gain attributable to Partner Nonrecourse Debt. The amount of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

     "Partner Nonrecourse Deductions" means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Partner Nonrecourse Debt. The amount of Partner Nonrecourse Deductions shall be determined pursuant to Treasury Regulations Section 1.704-2(i)(2), which provides generally that the amount of Partner Nonrecourse Deductions for a Fiscal Year shall equal the net increase, if any, in Partner Nonrecourse Debt Minimum Gain during that Fiscal Year, reduced (but not below zero) by the proceeds of Partner Nonrecourse Debt distributed during the Fiscal Year to the Partner bearing the economic risk of loss for such Partner Nonrecourse Debt that are both attributable to such Partner Nonrecourse Debt and allocable to an increase in Partner Nonrecourse Debt Minimum Gain.

     "Partnership" means the limited partnership formerly known as InterMedia Partners Group VI, L.P. formed by ICP-VI and InterMedia Management, Inc. pursuant to an Agreement of Limited Partnership dated October 30, 1997 and continued under this Agreement.

     "Partnership Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including all of its rights and obligations hereunder and under the Act.

     "Partnership Minimum Gain" means the excess of the Nonrecourse Liabilities of the Partnership over the adjusted tax basis of property securing such Nonrecourse Liabilities of the Partnership. The amount of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(d), which provides generally that the amount of Partnership Minimum Gain shall be determined by first computing for each Nonrecourse Liability any gain the Partnership would realize if it disposed of the property subject to that Nonrecourse Liability for no consideration other than full satisfaction of such Nonrecourse Liability, and then aggregating the separately computed gains.

     "Percentage Interest" means initially, with respect to each Partner, the respective percentage specified on Schedule II hereto.

     "Person" means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" means, at any time, any Person that is controlled by the Partnership at such time.

     "Transferee" means any Person that acquires a Partnership Interest from a Partner in accordance with the provisions of this Agreement.

     "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Voting Stock" means ownership interests in a Person of any class or kind ordinarily giving the holder the power to vote for the election of directors, managers, or other members of the governing body of such Person or (as may be the case with general partnership interests in a partnership) giving the holder the power to exercise rights typically exercised by directors of a corporation.

     1.2    Terms Defined Elsewhere in this Agreement.
            -----------------------------------------

     For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                                    Section
----                                                    -------

Contribution Agreement                                  Recital A

ICP-VI                                                  Recital A

Indemnified Persons                                     Section 9.1

Insight                                                 Recital A

Liquidator                                              Section 8.2(b)

Regulatory Allocations                                  Section 4.3(i)

Secretary                                               Section 5.4(b)

TCI                                                     Recital A

Transfer                                                Section 7.1(a)

Withholding Advance                                     Section 4.1(c)(2)

     1.3    Terms Generally.
            ---------------
     The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words "include," "includes," and "including" are not limiting. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                    ARTICLE 2

                              FORMATION AND PURPOSE
                              ---------------------

     2.1  Formation.
          ---------

     The Partnership has been formed as a limited partnership pursuant to the Act. The rights and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of either Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2  Name.
          ----

          (a) The name of the Partnership is Insight Communications of Kentucky, L.P. Except as provided in Section 2.2(b), the business of the Partnership may be conducted under that name or, upon compliance with applicable laws, any other name that the General Partner deems appropriate or advisable. The Partnership shall file any assumed name certificates and similar filings, and any amendments thereto, that the General Partner considers appropriate or advisable. Such names and any trade or service names, marks, emblems or logos used by the Partnership shall be exclusive property of the Partnership and no Person shall have any right to use, and each Partner agrees not to use, any of said names, marks, emblems or logos other than on behalf of the Partnership (other than any of the foregoing that incorporates the name "Insight" or any variant thereof, which shall remain the exclusive property of Insight and its Affiliates and may be used by Insight and its Affiliates without limitation).

          (b) The Partnership shall not conduct business under the name "Tele-Communications, Inc.," "TCI," or any variation thereof without the approval of TCI. The parties agree that "Communications" is not a variation of "Tele-Communications, Inc." for purposes of this Section 2.2(b).

     2.3  Principal and Registered Office.
          -------------------------------

     The office required to be maintained by the Partnership in the State of Delaware pursuant to Section 17-104 of the Act shall initially be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The resident agent of the Partnership pursuant to Section 17-104 of the Act shall initially be The Corporation Trust Company. The Partnership may, upon compliance with the applicable provisions of the Act, change its principal office or resident agent from time to time in the discretion of the General Partner. The principal office of the Partnership shall be located at 126 E. 56th Street, New York, New York 10022, or at such other place as the General Partner shall from time to time designate by written notice to the other Partner. The Partnership may conduct business at such additional places as the General Partner shall deem advisable.

     2.4  Term.
          ----

     The term of the Partnership commenced when the Certificate was filed with the Secretary of State of Delaware, and shall continue until October 1, 2011, unless sooner terminated as provided in this Agreement.

     2.5  Purposes of Partnership.
          -----------------------

     The purposes of the Partnership are:

          (a) to engage in the business, directly or indirectly through interests in one or more Subsidiaries, of acquiring, developing, owning, operating, managing, and selling cable television systems in the State of Indiana and in the Commonwealth of Kentucky;

          (b) to acquire, develop, own, operate, manage, and sell additional cable television systems in the State of Indiana and the Commonwealth of Kentucky and such other States as the General Partner may determine;

          (c) to acquire, develop, own, operate, manage, and sell, or invest in, businesses related to and ancillary to the ownership and operation of the cable television systems referred to above (including, but not limited to, high speed data service, Internet access, telephony services and other telephony-related investments or businesses, and video wireless services and wireless communications services and other wireless-related investments or businesses but not including multipoint distribution systems ("MDS"), multichannel multipoint distribution systems ("MMDS"), direct-to-home satellite systems ("DTH") or Internet Backbone Services (as defined in the Insight Midwest Partnership Agreement), it being agreed that the use of IP technology to provide telephone, fax, video, video conferencing, telecommuting, virtual private networks, security and energy management services to subscribers of the Partnership's cable television systems does not constitute engaging in an Internet Backbone Service and, subject to Section 16.1(b) of the Insight Midwest Partnership Agreement, is within the purposes of the Partnership;

          (d) to conduct other businesses as determined by the General Partner;

          (e) in connection with the businesses described in Section 2.5(a)-(d), to possess, transfer, mortgage, pledge, or otherwise deal in, and to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to securities or other assets held or owned by the Partnership, and to hold securities or assets in the name of a nominee or nominees;

          (f) in connection with the businesses described in Section 2.5(a)-(d), to borrow or raise money, and from time to time to issue, accept, endorse, and execute promissory notes, loan agreements, options, stock purchase agreements, contracts, documents, checks, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance, or assignment in trust of, the whole or any part of the property of the Partnership whether at the time owned or thereafter acquired and to guarantee the obligations of others and to sell, pledge, or otherwise dispose of such bonds or other obligations of the Partnership for its purposes;

          (g) in connection with the businesses described in Section 2.5(a)-(d), to guarantee the obligations of others in connection with the purchase or acquisition by the Partnership of securities or assets;

          (h) to maintain an office or offices in such place or places as the General Partner shall determine and in connection therewith to rent or acquire office space, engage personnel, and do such other acts and things as may be necessary or advisable in connection with the maintenance of such office, and on behalf of and in the name of the Partnership to pay and incur reasonable expenses and obligations for legal, accounting, investment advisory, consultative and custodial services, and other reasonable expenses including taxes, travel, insurance, rent, supplies, interest, salaries and wages of employees, and all other reasonable costs and expenses incident to the operation of the Partnership;

          (i) to form and own one or more corporations, trusts, partnerships or other entities (but no entity so formed or owned, while it is a Subsidiary, may do what the Partnership is prohibited by this Agreement from doing); and

          (j) to own, lease, or otherwise acquire any and all assets and services related to the foregoing purposes and to engage in such other activities related either directly or indirectly to the foregoing purposes as may be necessary, advisable, or appropriate, in the opinion of the General Partner, for the promotion or conduct of the business of the Partnership.

     2.6  Certificate.
          -----------

     The General Partner shall cause any amendment to the Certificate required under the Act to be filed or recorded with the Secretary of State of Delaware and in any other public office where filing or recording is required or is deemed by the General Partner to be advisable.

     2.7  Addresses of the Partners.
          -------------------------

     The respective addresses of the Partners are set forth on Schedule I.

     2.8  Foreign Qualification.
          ---------------------

     The General Partner shall take all necessary actions to cause the Partnership to be authorized to conduct business legally in all appropriate jurisdictions, including registration or qualification of the Partnership as a foreign limited partnership in those jurisdictions that provide for registration or qualification and the filing of a certificate of limited partnership in the appropriate public offices of those jurisdictions that do not provide for registration or qualification.

     2.9  Tax Classification.
          ------------------

     Notwithstanding any other provision of this Agreement, no Partner or employee of the Partnership may take any action (including the filing of a U.S. Treasury Form 8832 Entity Classification Election) that would cause the Partnership to be characterized as an entity other than a partnership for federal income tax purposes without the agreement of the other Partner. A determination of whether any action will have the effect described in the preceding sentence will be based upon a declaratory judgement or similar relief obtained from a court of competent jurisdiction, a favorable ruling from the Internal Revenue Service, or the receipt of an opinion of counsel reasonably satisfactory to the Partners.

                                    ARTICLE 3

                               PARTNERSHIP CAPITAL
                               -------------------

     3.1  Contributions.
          -------------

          (a) Applicable Percentages; Capital Account Balances.  Schedule II
              ------------------------------------------------
sets forth the Percentage Interest of each Partner as of the date of this Agreement. The Capital Account balances of the Partners as of the date of this Agreement will be determined pursuant to the provisions of the Insight Midwest Partnership Agreement by mutual agreement of TCI and Insight.

          (b) Determining Fair Market Value of Additional Contributed Assets.
              --------------------------------------------------------------
Except as otherwise mutually agreed to by the Partners, the fair market value of any asset contributed by a Partner to the Partnership after the date of this Agreement shall be that value determined by the General Partner.

     3.2  Additional Capital Contributions.
          --------------------------------

     There shall be no further assessments for additional Capital Contributions by the Partners to the Partnership.

     3.3  Return of Contributions.
          -----------------------

     Neither Partner shall have the right to demand a return of all or any part of its Capital Contribution during the term of the Partnership, and any return of the Capital Contribution of either Partner shall be made solely from the assets of the Partnership and only in accordance with the terms of this Agreement. No interest shall be paid to either Partner with respect to its Capital Contribution to the Partnership.

                                    ARTICLE 4

                  DISTRIBUTIONS; ALLOCATIONS OF PROFIT AND LOSS
                  ---------------------------------------------

     4.1  Distributions of Cash.
          ---------------------

          (a) Amount and Timing of Distributions.  Distributions shall be made
              ----------------------------------
to the Partners at the times and in the aggregate amounts determined by the General Partner. Notwithstanding any other provision of this Agreement to the contrary, no distribution shall be made that would render the Partnership insolvent or which is prohibited by the Act.

          (b) Allocation of Distributions.  All distributions shall be made to
              ---------------------------
the Partners in proportion to their Percentage Interests.

          (c)  Tax Withholding.
               ---------------

            (1) The Partnership shall seek to qualify for and obtain exemptions from any provision of the Code or any provision of state, local, or foreign tax law that would otherwise require the Partnership to withhold amounts from payments or distributions to the Partners. If the Partnership does not obtain any such exemption, the Partnership is authorized to withhold from any payment or distribution to either Partner any amounts that are required to be withheld pursuant to the Code or any provision of any state, local, or foreign tax law that is binding on the Partnership.

            (2) Any amount withheld with respect to any payment or distribution to either Partner shall be credited against the amount of the payment or distribution to which the Partner would otherwise be entitled. If the Code or any provision of any state, local, or foreign tax law that is binding on the Partnership requires that the Partnership remit to any taxing authority any withholding tax with respect to, or for the account of, either Partner in its capacity as a Partner, the Partnership shall, to the extent that Partnership funds are available therefor, remit the full required amount of such withholding tax to the taxing authority and shall notify such Partner in writing of its obligation to pay to the Partnership such withholding tax to the extent it exceeds the amount of any payment or distribution to which such Partner would otherwise then be entitled. Each Partner shall pay to the Partnership, within five Business Days after its receipt of written notice from the Partnership that withholding is required with respect to such Partner, any amounts required to be remitted by the Partnership to any taxing authority with respect to such Partner that are in excess of the amount of any payment or distribution to which such Partner would otherwise be entitled. If the Partnership is required to remit any withholding tax with respect to, or for the account of, either

Partner prior to the Partnership's receipt of any payment required to be made by such Partner pursuant to the preceding sentence, the amount of the payment required to be made by such Partner shall be treated as a loan (the "Withholding Advance") from the Partnership to the Partner, which shall accrue interest from the date the Partnership is required to remit such withholding tax until paid by such Partner or credited against payments or distributions to which such Partner would otherwise be entitled as provided in Section 4.1(c)(3) at a rate of fifteen percent per year, compounded semi-annually.

          (3) Any Withholding Advance made to a Partner and any interest accrued thereon shall be credited against, and shall be offset by, the amount of any later payment or distribution to which the Partner would otherwise be entitled (without duplication of the credit provided in the first sentence of Section 4.1(c)(2)), with any credit for accrued and unpaid interest as of the date such payment or distribution would otherwise have been made being applied before any credit for the amount of the Withholding Advance. Any Withholding Advance made to a Partner and any interest accrued thereon, to the extent it has not previously been paid by the Partner in cash or fully credited against payments or distributions to which the Partner would otherwise be entitled, shall be paid by the Partner to the Partnership upon the earliest of (A) the dissolution of the Partnership, (B) the date on which the Partner ceases to be a Partner of the Partnership, or (C) demand for payment by the Partnership.

          (4) All amounts that are credited against payments or distributions to which a Partner would otherwise be entitled pursuant to this Section 4.1(c) shall be treated as amounts distributed to such Partner pursuant to Section 4.1(a) for all purposes of this Agreement.

     4.2  Allocations of Net Profit and Net Loss.
          --------------------------------------

          (a) Allocations of Net Profit and Net Loss.  Except as provided in
              --------------------------------------
Section 4.2(b), Net Profit and Net Loss for each Fiscal Year (or portion thereof) shall be allocated between the Partners in proportion to their Percentage Interests.

          (b) Allocations of Net Profit and Net Loss Following Dissolution.
              ------------------------------------------------------------
Notwithstanding Section 4.2(a), following the dissolution of the Partnership pursuant to Section 8.1, beginning in the Fiscal Year in which such dissolution occurs or beginning in any Fiscal Year prior to the Fiscal Year in which such dissolution occurs if the Partnership's Federal income tax return for such prior Fiscal Year has not yet been required to be filed (not including extensions), items of income and gain, loss, and deduction shall be allocated between the Partners so as to cause the credit balances in the Partners' Capital Accounts to be in proportion to their Percentage Interests.

     4.3  Special Provisions Regarding Allocations of Profit and Loss.
          -----------------------------------------------------------

          (a) Minimum Gain Chargeback.  Notwithstanding any other provision of
              -----------------------
this Article 4, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and if necessary for succeeding Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations
Section 1.704-2(g); provided, however, that this Section 4.3(a) shall not apply to the extent the circumstances described in Treasury Regulations Sections 1.704-2(f)(2), 1.704-2(f)(3), 1.704-2(f)(4), or 1.704-2(f)(5) exist.
Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items of Partnership income and gain to be allocated pursuant to this Section 4.3(a) shall be determined in accordance with Treasury Regulations
Section 1.704-2(f)(6). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback.  Notwithstanding any other
              -------------------------------
provision of this Article 4 except Section 4.3(a), if during any Fiscal Year there is a net decrease in Partner Nonrecourse Debt Minimum Gain, each Partner with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year must be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(4)); provided, however, that this Section 4.3(b) shall not apply to the extent the circumstances described in the third and fifth sentences of Treasury Regulations
Section 1.704-2(i)(4) exist. Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items of Partnership income and gain to be allocated pursuant to this Section 4.3(b) shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c) Qualified Income Offset.  If a Partner unexpectedly receives any
              -----------------------
adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-
1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(c) were not in this Agreement. Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.

          (d) Gross Income Allocation.  If a Partner has a deficit Capital
              -----------------------
Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), (2) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1), and (3) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this
Section 4.3(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.3(c) and this Section 4.3(d) were not in this Agreement. Allocations made pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.

          (e) Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal
              ----------------------
Year or other period shall be specially allocated between the Partners in proportion to their Percentage Interests.

          (f) Partner Nonrecourse Deductions.  Any Partner Nonrecourse
              ------------------------------
Deductions for any Fiscal Year or other period shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

          (g) Section 754 Adjustment.  To the extent any adjustment to the
              ----------------------
adjusted tax basis of any asset of the Partnership pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

          (h) Excess Nonrecourse Liabilities.  For purposes of determining a
              ------------------------------
Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner's interest in Partnership profits shall be deemed to be equal to such Partner's Percentage Interest.

          (i) Curative Allocations.  The allocations set forth in this Article 4
              --------------------
(other than Section 4.3(g), Section 4.3(h), and this Section 4.3(i)) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. The Partners intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 4.3(i). Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), offsetting special allocations of Partnership income, gain, loss, or deduction shall be made so that, after such offsetting allocations are made, each Partner's Capital

Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 4.2. In making such offsetting special allocations, future Regulatory Allocations under
Section 4.3(a) and Section 4.3(b) that, although not yet made, are likely to offset Regulatory Allocations made under Section 4.3(e) and Section 4.3(f), shall be taken into account.

     4.4  Tax Allocations: Code Section 704(c).
          ------------------------------------

          (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated between the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value using the traditional allocation method described in Treasury Regulations Section 1.704-3(b).

          (b) If the Gross Asset Value of any asset of the Partnership is adjusted pursuant to paragraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

          (c) Allocations pursuant to this Section 4.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, either Partner's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

     4.5  Allocation in Event of Transfer.
          -------------------------------

     If an interest in the Partnership is transferred in accordance with Article 7 of this Agreement, the Net Profit and Net Loss of the Partnership and each item thereof, and all other items attributable to the transferred interest for such Fiscal Year, shall be divided and allocated between the transferor and the transferee pursuant to the interim closing of the Partnership books method set forth in Treasury Regulation Section 1.706-1(c)(2)(ii) unless the parties otherwise mutually agree. This Section shall apply for purposes of computing a Partner's Capital Account and for federal income tax purposes.

     4.6  Alternative Allocations.
          -----------------------

     The General Partner is authorized and directed to allocate items of income, gain, loss, or deduction arising in any Fiscal Year differently from the manner that is otherwise provided for in this Agreement if, and to the extent that, the General Partner believes that the allocation of items of income, gain, loss, or deduction in the manner otherwise provided for in this Agreement would cause the credit balances in the Partners' Capital Accounts not to be in proportion to their Percentage Interests immediately prior to any distributions pursuant to
Section 8.2(d)(3) if the Partnership were dissolved and terminated on the last day of such Fiscal Year. Any allocation that is made pursuant to this Section
4.6 shall be deemed to be a complete substitute for any allocation that is otherwise provided for in this Agreement and no amendment to this Agreement shall be required.

                                    ARTICLE 5

                        AUTHORITY OF THE GENERAL PARTNER;
                        ---------------------------------
                     OTHER MATTERS AFFECTING GENERAL PARTNER
                     ---------------------------------------

     5.1  Authority of General Partner.
          ----------------------------

          (a) Except as otherwise expressly provided for herein, the business of the Partnership shall be managed by the General Partner pursuant to the provisions of this Agreement. The General Partner shall have exclusive authority and full discretion with respect to the management of the business of the Partnership and the Subsidiaries, subject to Sections 5.1(b) and (c). Notwithstanding the foregoing, the General Partner shall not take any action with respect to the Partnership or its Partnership Interest that requires the consent of the limited partner of the General Partner pursuant to the Insight Midwest Partnership Agreement without first obtaining such consent, including any Transfer of its Partnership Interest.

          (b) The General Partner may delegate such general or specific authority to the officers of the Partnership with respect to the business and day-to-day operations of the Partnership as it from time to time considers desirable, and the officers of the Partnership may exercise the authority granted to them, subject to any restraints or limitations imposed by any express provisions of this Agreement.

          (c) The General Partner agrees that acting alone it shall not give any consent on any matter or take any other action as the General Partner, including, without limitation, acting on behalf of or binding the Partnership with respect to any matter in respect of which approval by the Limited Partner is required by the provisions of this Agreement or the Act, unless such consent, matter or other action shall first have been adopted or approved by the Limited Partner in accordance with the provisions of this Agreement or the Act as applicable.

     5.2  No Personal Liability.
          ---------------------

     The General Partner shall not have any personal liability for the repayment of the Capital Contributions of any other Partner; provided that the General Partner shall promptly return to the Partnership or to the Partner or Partners entitled thereto any distributions received by the General Partner in excess of those to which the General Partner is entitled under this Agreement.

     5.3  Withdrawal of General Partner.
          -----------------------------

          (a) The General Partner may not resign or withdraw from the Partnership without the consent of the Limited Partner, other than upon the dissolution and winding up of the Partnership in accordance with the provisions of Article 8.

          (b) For purposes of this Agreement, the term "withdrawal" does not include the happening of any event described in Section 17-402(a)(4) or (5) of the Act, and no Partner shall cease to be a Partner solely upon the happening of such event(s).

          (c) The withdrawal of the General Partner shall not alter the allocations and distributions to be made to the Partners pursuant to this Agreement.

          (d) Notwithstanding Section 5.3(a), the General Partner may withdraw from the Partnership upon the transfer of all of its Partnership Interest to any Transferee that is admitted to the Partnership as a Partner and substituted for the General Partner in accordance with Section 7.1(b).

     5.4  Tax Matters Partner.
          -------------------

          (a) The General Partner is hereby designated as the Tax Matters Partner of the Partnership, as provided in Treasury Regulations pursuant to Code
Section 6231 and analogous provisions of state law. Each Partner, by the execution of this Agreement, consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

          (b) To the extent and in the manner provided by applicable law and Treasury Regulations, the Tax Matters Partner shall furnish the name, address, profits interest, and taxpayer identification number of each Partner and any Transferee to the Secretary of the Treasury or his delegate (the "Secretary").

          (c) The Tax Matters Partner shall notify each Partner of any audit that is brought to the attention of the Tax Matters Partner by notice from the Internal Revenue Service, and shall forward to each Partner copies of any written notices, correspondence, reports, or other documents received by the Tax Matters Partner in connection with such audit within ten Business Days following its notification by the Internal Revenue Service or its receipt, as the case may be. The Tax Matters Partner shall provide TCI with reasonable advance notice of administrative proceedings with the Internal Revenue Service, including any closing conference with the examiner and any appeals conference.

          (d) The Tax Matters Partner shall give the Partners written notice of its intent to initiate judicial review, file a request for administrative adjustment on behalf of the Partnership, extend the period of limitations for making assessments of any tax against a Partner with respect to any Partnership item, or enter into any agreement with the Internal Revenue Service that would result in the settlement of any alleged tax deficiency or other tax matter, or to any adjustment of taxable income or loss or any item included therein, affecting the Partnership or any Partner. The Tax Matters Partner shall not take any such action if TCI elects within thirty days after its receipt of the Tax Matters Partner's notice to require that the Tax Matters Partner refrain from taking such action.

          (e) Subject to the foregoing provisions of this Section 5.4, the Tax Matters Partner is hereby authorized, but not required:

            (1) to enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind either Partner that (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

            (2) if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or elsewhere as allowed by law, or the United States Claims Court;

            (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

            (4) to file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

            (5) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

            (6) to take any other action on behalf of the Partners (with respect to the Partnership) or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or Treasury Regulations.

          (f) The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses (including legal and accounting fees) incurred pursuant to this Section 5.4 in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such reasonable expenses shall be made before any distributions are made to the Partners. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Article 9 shall be fully applicable to the General Partner in its capacity as the Tax Matters Partner.

          (g) Any Partner that receives a notice of an administrative proceeding under Code Section 6233 relating to the Partnership shall promptly notify the Tax Matters Partner of the treatment of any Partnership item on such Partner's federal income tax return that is or may be inconsistent with the treatment of that item on the Partnership's return.

          (h) Either Partner that enters into a settlement agreement with the Secretary with respect to any Partnership item shall notify the Tax Matters Partner of such agreement and its terms within thirty days after its date, and the Tax Matters Partner shall notify the other Partners of the settlement agreement within thirty days of such notification.

                                    ARTICLE 6

                 STATUS OF LIMITED PARTNER; OTHER LIMITATIONS ON
                 -----------------------------------------------
                                    PARTNERS
                                    --------

     6.1  No Management and Control.
          -------------------------

     Except as expressly provided in this Agreement, no Limited Partner shall take part in or interfere in any manner with the control, conduct, or operation of the Partnership or have any right or authority to act for or bind the Partnership or to vote on matters relating to the Partnership. The Limited Partner shall not take any action with respect to the Partnership or its Partnership Interest that requires the consent of its members pursuant to its operating agreement without first obtaining such consent, including any Transfer of its Partnership Interest.

     6.2  Limited Liability.
          -----------------

     No Limited Partner shall be bound by or personally liable for the expenses, liabilities, or obligations of the Partnership. In no event shall any Partner be required to make up a deficiency in its Capital Account upon the dissolution and termination of the Partnership.

     6.3  Return of Distributions of Capital.
          ----------------------------------

     A Limited Partner may, under certain circumstances, be required by law to return to the Partnership, for the benefit of the Partnership's creditors, amounts previously distributed. No Limited Partner shall be obligated by this Agreement to pay those distributions to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Limited Partner must return or pay over any part of those distributions, the obligation shall be that of such Limited Partner alone and not of any other Partner. Any payment returned to the Partnership by a Partner or made directly by a Partner to a creditor of the Partnership shall be deemed a Capital Contribution by such Partner.

     6.4  Specific Limitations.
          --------------------

     No Partner shall have the right or power to: (a) (i) withdraw as a Partner except upon the disposition of all of its Partnership Interest in accordance with the terms of this Agreement or (ii) reduce its Capital Contribution except as a result of the dissolution of the Partnership or as otherwise provided by law, (b) bring an action for partition against the Partnership or any assets of the Partnership, (c) cause the termination and dissolution of the Partnership, except as set forth in this Agreement, or (d) demand or receive property other than cash in return for its Capital Contribution. Except as otherwise set forth in this Agreement or in any agreement permitted to be entered into under this Agreement with respect to the purchase, redemption, retirement, or other acquisition of Partnership Interests, no Partner shall have priority over any other Partner either as to the return of its Capital Contribution or as to Net Profit, Net Loss, or distributions. Other than upon the termination and dissolution of the Partnership as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of any Partner will be returned.

                                    ARTICLE 7

                        TRANSFER OF PARTNERSHIP INTERESTS
                        ---------------------------------

     7.1  Transferees.
          -----------

          (a) No sale, assignment, transfer or other disposition (any or all of the foregoing, a "Transfer") of a Partnership Interest will be effective nor will any purported Transferee become a Partner or otherwise be entitled to any of attributes of ownership of the Partnership purportedly Transferred unless such Transfer is made in accordance with the provisions of this Article 7 and the transferor and Transferee have complied with the following conditions:

            (1) the transferor has executed and delivered to the Partnership a copy of the assignment of the Partnership Interest to Transferee in form and substance satisfactory to the Partnership;

            (2) the Transferee, if not already a party to this Agreement, becomes a party to this Agreement, assumes all of the obligations hereunder of its transferor and agrees to be bound by the terms and conditions hereof in the same manner as the transferor.

          (b) Upon compliance with Section 7.1(a), any Transferee shall be substituted as a Partner for, and shall enjoy the same rights and be subject to the same obligations as, its predecessor as a Partner hereunder.

          (c) If there is a permitted Transfer of a Partnership Interest under this Agreement:

            (1) A Transferee's Percentage Interest shall equal the Percentage Interest transferred to it by the transferring Partner;

            (2) A Transferee's Capital Account shall initially be equal to the Capital Account balance transferred to it by the transferring Partner;

            (3) If requested to do so by any transferring Partner or by the Transferee by notice given to the Partners, the Partnership shall make an election under Section 754 of the Code (and a corresponding election under applicable state and local law). Upon the request of either Partner, the Partnership shall also make a timely election under Section 754 of the Code upon a distribution of property or money to a Partner.

     7.2  Other Consents and Requirements.
          -------------------------------

     Any Transfer must be in compliance with all requirements imposed by any state securities administrator having jurisdiction over the Transfer and the United States Securities and Exchange Commission and must not cause the Partnership or any Subsidiary to be in violation of any Ownership Restriction (as defined in the Insight Midwest Partnership Agreement).

     7.3  Assignment Not In Compliance.
          ----------------------------

     Any Transfer in contravention of any of the provisions of this Article 7 (whether voluntarily, involuntarily or by operation of law) shall be void and of no effect, and shall neither bind nor be recognized by the Partnership.

     7.4  Division of Partnership Interests.
          ---------------------------------

     The several rights and obligations inherent in the Capital Account and Percentage Interest attributable to a Partner's Partnership Interest are indivisible except in equal proportions, such that the assignment of a specified percentage of a Partner's Partnership Interest may only represent an equal percentage of the total Capital Account and Percentage Interest that were attributable to such Partner's Partnership Interest prior to the assignment.

     7.5  Pledge of Partnership Interests.
          -------------------------------

     At the request of the General Partner, each Partner agrees to pledge its Partnership Interest to secure any indebtedness of Insight Midwest, L.P. or its Subsidiaries (as defined in the Insight Midwest Partnership Agreement) that is permitted under this Agreement and the Insight Midwest Partnership Agreement, on terms determined by the General Partner, so long as all Partners are required to pledge their Partnership Interests and the terms of the pledge do not impose any personal liability on any Partner. In negotiating the terms of any such pledge, the General Partner will require that the secured party agree to enforce its rights against the Partnership Interests of the Partners proportionately (based on the Percentage Interest of each Partner). If the secured party under any such pledge enforces its rights against the Partnership Interests of the Partners other than proportionately, the Partners will afford each other such rights of contribution and indemnity as are necessary to cause all liabilities, losses, and damages suffered by the Partners as a result of the exercise by the secured party of its rights under such pledge to be borne by the Partners proportionately.

                                    ARTICLE 8

                   DISSOLUTION AND LIQUIDATION OF PARTNERSHIP
                   ------------------------------------------

     8.1  Events of Dissolution.
          ---------------------

     The Partnership shall be dissolved upon the happening of any of the following events:

          (a) the withdrawal of the General Partner;

          (b) the expiration of the term of the Partnership as set forth in
Section 2.4;

          (c) the sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all of the assets of the Partnership;

          (d) upon mutual agreement of the Partners; or

          (e) subject to any provision of this Agreement that limits or prevents dissolution, the happening of any event that, under applicable law, causes the dissolution of a limited partnership.

     8.2  Liquidation.
          -----------

          (a) Upon dissolution of the Partnership for any reason, the Partnership shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Partnership business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Partnership to minimize the normal losses attendant to the liquidation process.

          (b) Liquidation of the assets of the Partnership shall be managed on behalf of the Partnership by the "Liquidator," which shall be (1) if the Partnership is being liquidated following a withdrawal by the General Partner, the Limited Partner, and (2) in all other events, the General Partner or a liquidating trustee selected by the General Partner. The Liquidator shall be responsible for soliciting offers to purchase the entirety of the Partnership's assets (including equity interests in other Persons) or portions or clusters of assets of the Partnership. The Liquidator shall afford each Partner an opportunity to offer to purchase any assets of the Partnership that are offered for sale in connection with the liquidation of the Partnership to the extent doing so would be consistent with the orderly liquidation of the Partnership.

          (c) The Liquidator shall cause a full accounting of the assets and liabilities of the Partnership to be taken and a statement thereof to be furnished to each Partner within thirty days after the distribution of all of the assets of the Partnership.

          (d) The property and assets of the Partnership and the proceeds from the liquidation thereof shall be applied in the following order of priority:

            (1) first, to payment of the debts and liabilities of the Partnership, in the order of priority provided by law (including any loans by either Partner to the Partnership) and payment of the expenses of liquidation;

            (2) second, to setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or any obligation or liability not then due and payable; provided, however, that any such reserve shall be paid over by the Liquidator into a Partnership account or a liquidating trust account established for such purpose, to be held in such account for the purpose of disbursing such reserves in payment of such liabilities, and, at the expiration of such holdback period as the Liquidator shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided; and

            (3) finally, to payment to the Partners, in accordance with Section 4.1(b). The distributions pursuant to this Section 8.2(d)(3) shall, to the extent possible, be made prior to the later of the end of the Fiscal Year in which the dissolution occurs or the ninetieth day after the date of dissolution, or such other time period which may be permitted under Treasury Regulations
Section 1.704-1(b)(2)(ii)(b).

          (e) If in the course of the liquidation and dissolution of the Partnership pursuant to this Article 8, the Liquidator determines that a sale by all the Partners to any Person of their Partnership Interests, instead of a sale by the Partnership and the Subsidiaries of their respective assets, would more efficiently effect the liquidation of the Partners' economic interests in the Partnership or would reduce negative tax consequences to the Partners and the Partnership, but would not adversely affect the rights and obligations of either Partner (including the tax consequences to either Partner), then each Partner agrees to sell its Partnership Interest to such Person, and the Liquidator shall have the authority, pursuant to the power of attorney granted in Section 13.5(b), to execute, acknowledge, deliver, swear to, file, and record all agreements, instruments, and other documents that may be necessary or appropriate to effect the sale of such Partner's Partnership Interest.

          (f) Following the dissolution of the Partnership pursuant to Section 8.1, the Partners will use commercially reasonable efforts to structure the liquidation of the Partnership in a manner that minimizes negative tax consequences to the Partners and the Partnership to the extent doing so would not materially adversely affect either Partner (except to the extent such Partner is adequately compensated by the other Partner for such adverse effect). Any structure agreed to by the Partners pursuant to this Section 8.2(f) shall supersede the other provisions of this Article 8 to the extent it is inconsistent with such other provisions, but nothing in this Section 8.2(f) shall modify or otherwise affect the other provisions of this Article 8 if the Partners are unable to agree on such a structure.

     8.3  Distribution in Kind.
          --------------------

     The Partnership shall not distribute any non-cash asset to either Partner without the consent of each Partner. Any asset distributed in kind to one or more Partners shall first be valued at its fair market value to determine the gain or loss used in determining Net Profit or Net Loss that would have resulted if such asset were sold for such value, such gain or loss shall then be allocated pursuant to Article 4, and the Partners' Capital Accounts shall be adjusted to reflect such gain or loss. The amount distributed and charged to the Capital Account of each Partner receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Partner assumes or takes subject to). The fair market value of any asset distributed in kind in connection with the liquidation of the Partnership shall be determined by an independent appraiser (any such appraiser must be nationally recognized as an expert in valuing the type of asset involved) selected by the Liquidator.

     8.4  No Action for Dissolution.
          -------------------------

     The Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if either Partner should bring an action in court to dissolve the Partnership under circumstances where dissolution is not required by Section 8.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Partnership Interests of both Partners. Accordingly, except where liquidation and dissolution are required by Section 8.1, each Partner hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Partnership.

     8.5  No Further Claim.
          ----------------

     Upon dissolution, each Partner shall look solely to the assets of the Partnership for the return of its investment, and if the property of the Partnership remaining after payment or discharge of the debts and liabilities of the Partnership, including debts and liabilities owed to one or more of the Partners, is insufficient to return the aggregate capital contributions of a Partner, no Partner shall have any recourse against any other Partner.

                                    ARTICLE 9

                                 INDEMNIFICATION
                                 ---------------

     9.1  General.
          -------

     The Partnership shall indemnify, defend, and hold harmless each Partner and their respective members, partners, officers, directors, shareholders, employees, and agents, the employees, officers, and agents of the Partnership (all indemnified persons being referred to as "Indemnified Persons" for purposes of this Article 9), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss, or damage; provided, however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 9.1 shall not be available if the action or inaction is finally adjudicated to have constituted fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), or willful misconduct by the Indemnified Person; and provided, further, however, that indemnification under this Section 9.1 shall be recoverable only from the assets of the Partnership and not from any assets of the Partners. The Partnership may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Partnership's affairs.

     9.2  Exculpation.
          -----------

     No Indemnified Person shall be liable, in damages or otherwise, to the Partnership or to either Partner for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement unless the conduct of the Indemnified Person is finally adjudicated to have constituted fraud, gross negligence, breach of fiduciary duty (which shall not be construed to encompass mistakes in judgment or any breach of any Indemnified Person's duty of care that did not constitute gross negligence), or willful misconduct by such Indemnified Person.

     9.3  Persons Entitled to Indemnity.
          -----------------------------

     Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Partnership shall be entitled to the benefits of this Article 9 as an "Indemnified Person" with respect thereto, regardless of whether such Person continues to be within the definition of "Indemnified Person" at the time of his or its claim for indemnification or exculpation hereunder.

     9.4  Procedure Agreements.
          --------------------

     The Partnership may enter into agreements with any of its Partners, employees, officers, and agents, any of the officers, directors, shareholders, employees, and agents of the General Partner, and any member of the Advisory Committee or other Indemnified Person, setting forth procedures for implementing the indemnities provided in this Article 9.

                                   ARTICLE 10

                     BOOKS, RECORDS, ACCOUNTING, AND REPORTS
                     ---------------------------------------

     10.1  Books and Records.
           -----------------

     The Partnership shall maintain at its principal office all of the following:

          (a) A current list of the full name and last known business or residence address of each Partner together with the Capital Contributions and Partnership Interest of each Partner;

          (b) A copy of the Certificate, this Agreement, and any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

          (c) Copies of the Partnership's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

          (d) The audited financial statements of the Partnership for the six most recent Fiscal Years; and

          (e) The Partnership's books and records for at least the current and past three Fiscal Years.

     10.2  Delivery to Partner and Inspection.
           ----------------------------------

          (a) Upon the request of a Partner, the Partnership shall promptly deliver to the requesting Partner, at the expense of the Partnership, a copy of the information required to be maintained by Section 10.1 except for Section 10.1(e).

          (b) Each Partner, or its duly authorized representative, has the right, upon reasonable request, to inspect and copy during normal business hours any of the Partnership records.

     10.3  Tax Matters.
           -----------

     The Partnership shall be treated as a partnership for federal and state income tax and franchise tax purposes. The Partnership, at Partnership expense, shall prepare and timely file with the appropriate authorities all income tax returns for the Partnership required to be filed by the Partnership.

     10.4  Other Filings.
           -------------

     The Partnership, at Partnership expense, shall also prepare and timely file, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed by the Partnership with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies. Upon written request, each Partner shall be provided with a copy of any of the reports without expense to the requesting Partner.

     10.5  Non-Disclosure.
           --------------

     Each Partner agrees that, except as otherwise consented to by the other Partner, all non-public information furnished to it or to which it has access pursuant to this Agreement will be kept confidential and will not be disclosed by such Partner (it being agreed that the standard each Partner shall adhere to is to use the same degree of care it would use for its own confidential information), or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that:

          (a) each Partner shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Partner's investment in the Partnership,

          (b) each Partner shall be permitted to disclose such information to its Affiliates,

          (c) each Partner shall be permitted to disclose information to the extent required by law, including federal or state securities laws or regulations, or by the rules and regulations of any stock exchange or association on which securities of such Partner or any of its Affiliates are traded, so long as such Partner shall have first afforded the Partnership with a reasonable opportunity to contest the necessity of disclosing such information,

          (d) each Partner shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Partner arising under this Agreement,

          (e) each Partner shall be permitted to disclose information to a permitted Transferee, so long as (1) such Partner shall first have provided to the other Partner written notice thereof and of the identity of the Person to whom the disclosure is to be made and (2) such Person agrees (in a writing which provides the Partnership with an independent right of enforcement) to be bound by the provisions of this Section 10.9,

          (f) each Partner shall be permitted to disclose information that is or becomes generally available to the public other than as a result of a disclosure by such Partner, its agents, representatives, or employees, and

          (g) each Partner shall be permitted to disclose information that becomes available to such Partner on a nonconfidential basis from a source (other than the Partnership, any other Partner, or their respective agents, representatives, and employees) that, to the best of such Partner's knowledge, is not prohibited from disclosing such information to such Partner by a legal, contractual, or fiduciary obligation to the Partnership or any other Partner.

                                   ARTICLE 11

                         REPRESENTATIONS BY THE PARTNERS
                         -------------------------------

     Each Partner represents and warrants to, and agrees with, the other Partner and the Partnership as follows:

     11.1  Binding Agreement.
           -----------------

     This Agreement is and will remain its valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditor's rights).

     11.2  Tax Position.
           ------------

     Unless it provides prior written notice to the Partnership, it will not take a position on its federal income tax return, on any claim for refund, or in any administrative or legal proceedings that is inconsistent with any information return filed by the Partnership or with the provisions of this Agreement.

                                   ARTICLE 12

                             AMENDMENTS AND WAIVERS
                             ----------------------

     12.1  Amendments to Operating Agreement.
           ---------------------------------

          (a) This Agreement may only be modified or amended with the consent of both Partners.

          (b) The Partnership shall prepare and file any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

     12.2  Waivers.
           -------

     The observance or performance of any term or provision of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) by the party entitled to the benefits of such term or provision.

                                   ARTICLE 13

                                  MISCELLANEOUS
                                  -------------

     13.1  Additional Documents.
           --------------------

     At any time and from time to time after the date of this Agreement, upon the request of the Partnership or the other Partner, each Partner shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be required to best effectuate the purposes and intent of this Agreement.

     13.2  Inspection.
           ----------

     Each Partner shall have the right at reasonable times to inspect the books and records of the Partnership.

     13.3  General.
           -------

     This Agreement: (a) shall be binding on the executors, administrators, estates, heirs, and legal successors of the Partners; (b) be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder; (c) may be executed in more than one counterpart as of the day and year first above written; and (d) contains the entire agreement between the Partners as to the subject matter of this Agreement. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions of this Agreement.

     13.4  Notices, Etc.
           ------------

     All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or delivered upon personal delivery, confirmation of telex or telecopy, or receipt (which may be evidenced by a return receipt if sent by registered mail), addressed (a) if to either Partner, at the address of such Partner set forth on Schedule I or at such other address as such Partner shall have furnished to the Partnership in writing, (b) if to the Partnership, at 126 E. 56th Street, New York, New York 10022.

     13.5  Execution of Papers.
           -------------------

          (a) The Partners agree to execute such instruments, documents, and papers as the General Partner deems necessary or appropriate to carry out the intent of this Agreement.

          (b) Each Partner, including each additional and substituted Partner, by the execution of this Agreement, irrevocably constitutes and appoints the Liquidator its true and lawful attorney-in-fact with full power and authority in its name, place, and stead to execute, acknowledge, deliver, swear to, file, and record all agreements, instruments, and other documents that may be necessary or appropriate to effect the sale of such Partner's Partnership Interest pursuant to Section 8.2(e).

          (c) The power of attorney granted pursuant to Section 13.5(b) shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the Liquidator to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive the bankruptcy, death, adjudication of incompetence or insanity, or dissolution of any Person hereby giving such powers and the transfer or assignment of all or any part of such Person's Partnership Interest; provided, however, that in the event of a Transfer by a Partner, the powers of attorney given by the transferor shall survive such Transfer only until such time as the Transferee shall have been admitted to the Partnership as a substituted Partner and all required documents and instruments shall have been duly executed, filed, and recorded to effect such substitution.

          (d) Each Partner agrees to be bound by any actions taken by the Liquidator acting in good faith pursuant to the power of attorney granted pursuant to Section 13.5(b) that are consistent with and subject to the provisions of this Agreement and hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the Liquidator taken in good faith under the power of attorney granted pursuant to Section 13.5(b) that are consistent with and subject to the provisions of this Agreement.

     13.6  Attorneys' Fees.
           ---------------

     In the event of commencement of suit or other action by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive such attorneys' fees and costs as the court or other forum in which such suit or action is adjudicated may determine reasonable in addition to all other relief granted.

     13.7  No Third-Party Beneficiaries.
           ----------------------------

     This Agreement is not intended to, and shall not be construed to, create any right enforceable by any Person not a party hereto, including any partner or Partner of either Partner or any creditor of the Partnership or of either of the Partners.

     13.8  Headings.
           --------

     The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

     IN WITNESS WHEREOF, the Partners have hereunto set their hands as of the day first heretofore mentioned.

                              INSIGHT MIDWEST, L.P.
                              By:  Insight Communications Company, L.P., its
                                    general partner
                              By:  Insight Communications Company, Inc., its
                                    general partner


                              By:_________________________________________
                                 Name:
                                 Title:

                              INSIGHT KENTUCKY CAPITAL, LLC
                              By:  Insight Communications Company, L.P., its
                                    authorized member
                              By:  Insight Communications Company, Inc., its
                                    general partner


                              By:_________________________________________
                                 Name:
                                 Title:

                                   SCHEDULE I
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT


                            ADDRESSES OF THE PARTNERS


Insight Midwest, L.P.
126 E. 56th Street
New York, New York 10022
Attention:  Sidney R. Knafel
Facsimile:  (212) 371-1549

Insight Kentucky Capital, LLC
126 E. 56th Street
New York, New York 10022
Attention:  Sidney R. Knafel
Facsimile:  (212) 371-1549

                                   SCHEDULE II
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT


                               PERCENTAGE INTEREST



The Percentage Interests of the Partners as of the date of this Agreement are:

          Insight Midwest                     99.999%
          Insight Kentucky Capital              .001%